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                                                                   Exhibit 10.54
                            JOINT MARKETING AGREEMENT

           This Joint Marketing Agreement, dated as of March 1, 2003 (the "Effective Date"), is entered into between SRI / Surgical Express, Inc. ("SRI"), a Florida corporation located at 12425 Race Track Road, Tampa, Florida 33761, and Aesculap, Inc. ("Aesculap"), a California corporation located at 3773 Corporate Parkway, Center Valley, Pennsylvania 18034 (SRI and Aesculap are collectively, the "parties").

                                   BACKGROUND

           SRI provides hospitals with a comprehensive surgical procedure-based delivery and retrieval service called Surgical Express. Under the Surgical Express program, SRI delivers to its customers' operating rooms all of the products that the customers need for surgical procedures. As part of this service, SRI uses its facilities, personnel, and vehicles to deliver, retrieve, and reprocess reusable surgical products, including gowns, drapes, towels, basins, and instruments. SRI supplements its reusable products with disposable products that its customers also need for surgical procedures, including disposable accessory packs that are assembled by SRI's disposable products division and delivered to the appropriate SRI facility for inclusion on the customers' carts.

           Aesculap markets and distributes to hospitals certain equipment and instruments for use in surgical applications. Aesculap also offers to hospitals a service known as PCMS, pursuant to which Aesculap provides hospitals with surgical instrument sets for use in laparoscopic, arthroscopic and general surgical applications and provides maintenance and repair services for such instrument sets.

           This Agreement describes terms on which Aesculap and SRI will jointly market to customers the PCMS Services and the Instrument Express Program in the Primary Marketing Area.

                                 OPERATIVE TERMS

           In consideration for the mutual covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

1.    DEFINITIONS

           "Acquisition" has the meaning set forth in Section 15.7.

           "Aesculap Marks" has the meaning set forth in Section 9.2.

           "Aesculap Products" means those surgical instruments that are manufactured by Aesculap or any of its Affiliates and are generally offered for sale by Aesculap to acute and non-acute care facilities in the Territory.

           "Affiliates" means with respect to a party, any party which is directly or indirectly owned, controlled by, under common control with, or controlling such party.

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           "Audited Party" has the meaning set forth in Section 6.4(b).

           "Auditing Party" has the meaning set forth in Section 6.4(b)

           "Completed Measurement Period" has the meaning set forth in Section 6.5.

           "Confidential Information" has the meaning set forth in Section 14.

           "Customers" means those acute and non-acute care facilities in the Primary Marketing Area that utilize the PCMS Services or the Instrument Express Program.

           "Customer Agreements" means Instrument Express Customer Agreements and PCMS Customer Agreements.

           "Excluded PCMS Customer Agreement" means each of the Customer Agreements for PCMS Services set forth on Attachment A and any Customer Agreement for PCMS Services that are outside the Primary Marketing Area. Each such agreement shall remain an "Excluded PCMS Customer Agreement" unless and until (a) with respect to Customer Agreements that are within the Primary Marketing Area, such agreement is renewed by the Customer for a period following the expiration date indicated on Attachment A and (b) with respect to Customer Agreements that are outside the Primary Marketing Area, the date such agreement is renewed by the Customer after the PCMS Services are within the Primary Marketing Area. Following the renewal of any such agreement, the agreement shall no longer be an "Excluded PCMS Customer Agreement", but thereafter shall be included in the definition of "PCMS Customer Agreement".

           "FDA" means the United States Food and Drug Administration and any successor entity.

           "Gross Profit Margin" means the gross profit margin derived by Aesculap and SRI under the Instrument Express Program, which gross profit margin shall be determined in accordance with Attachment B.

           "Initial Term" has the meaning set forth in Section 13.1.

           "Instrument Express Advertising" has the meaning set forth in Section 3.5(a).

           "Instrument Express Customer Agreement" means an agreement between SRI and a Customer to provide the Instrument Express Program to the Customer. Instrument Express Customer Agreement shall include (a) the LAP Express Customer Agreements and (b) any Customer Agreement for the Instrument Express Program that is entered into by SRI after the Effective Date.

           "Instrument Express Program" means any service through which SRI or its Affiliates deliver, retrieve, and provide off-site reprocessing of surgical instruments or equipment.

           "Intellectual Property" has the meaning set forth in Section 10.1(c).

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           "Lap Express Agreement" means that certain Joint Marketing Agreement dated April 28, 2000, between SRI and Aesculap.

           "Lap Express Customer Agreement" means a customer agreement that is covered under a Lap Express Agreement immediately prior to the Effective Date; a complete list of such customer agreements is set forth on Attachment C.

           "Non-Aesculap Supplied Products" means those surgical instruments supplied by Aesculap to SRI or its Affiliates that are not manufactured by Aesculap or one of its Affiliates.

           "Payment Statement" has the meaning set forth in Section 6.2.

           "PCMS Advertising" has the meaning set forth in Section 3.5(b).

           "PCMS Customer Agreement" means an agreement between Aesculap and a Customer to provide PCMS Services to the Customer within the Primary Marketing Area. "PCMS Customer Agreement" shall include only (a) any Customer Agreement for PCMS Services that is entered into by Aesculap after the Effective Date and
(b) any Excluded PCMS Customer Agreement that is within the Primary Marketing Area and subsequently renewed by the Customer for a period following the expiration date indicated on Attachment A, provided that the definition of "PCMS Customer Agreement" shall not include any such Excluded PCMS Customer Agreement unless and until such agreement is renewed by the Customer and provided further, that Excluded PCMS Customer Agreements that are outside the Primary Market Area shall not be included, until such agreement is renewed after the date the PCMS Services are within the Primary Marketing Area.

           "PCMS Percentage" has the meaning set forth in Section 6.2.

           "PCMS Percentage Adjustment" has the meaning set forth in Section
6.2.

           "PCMS Profit Margin" means the profit margin derived by Aesculap on account of PCMS Services, which profit margin shall be determined in accordance with Attachment D.

           "PCMS Profits" means the profits derived by Aesculap on account of PCMS Services, which profits shall be determined in accordance with Attachment D.

           "PCMS Services" means programs provided by or through Aesculap within the Primary Marketing Area, under which a Customer is provided procedure specific instrument sets for use in, and only in, laparoscopic, arthroscopic, and general surgical applications and certain related repair and maintenance services, and for which payment is made by the Customer on a per procedure basis. PCMS Services does not include, without limitation, (a) the sale or lease of surgical instruments, containers, and electronic equipment by Aesculap, (b) single use surgical instruments, (c) surgical instrument sets used in connection with surgical implants (d), and per procedure programs which are entered into as a purchase option for Aesculap Products.

           "Percentage Adjustment" has the meaning set forth in Section 6.5.

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           "Pricing/Procedure Guidelines" means the pricing schedule for the
Instrument Express Program attached as Attachment B, which guidelines may be adjusted from time to time by the Steering Committee.

           "Primary Marketing Area" means any geographic area in the United States of America and its respective territories and possessions that is within a two hundred fifty (250) mile radius of any SRI reprocessing facility and with respect to the PCMS Services, shall also require that SRI has an active sales territory covering the area that the Customer utilizing the PCMS Services is located in.

           "Recall" has the meaning set forth in Section 12.3.

           "Renewal Term" has the meaning set forth in Section 13.1.

           "SRI Marks" has the meaning set forth in Section 9.1.

           "Steering Committee" has the meaning set forth in Section 7.1.

           "Surgical Express Products and Services" means the products and services provided by or through SRI as part of the Instrument Express Program.

           "Surgical CaseCart" means a package that contains certain products required for a surgical procedure, including instruments provided by Aesculap and other surgical products provided by SRI.

           "Term" means the Initial Term and any Renewal Term.

           "Territory" means the United States of America and its territories and possessions.

2.   PROGRAM OBLIGATIONS

     2.1.  Instrument Express Program.

           (a) SRI's Obligations. SRI shall have the following obligations in connection with the performance of the Instrument Express Program:

               (1) Surgical CaseCarts. SRI shall provide Customers with Surgical CaseCarts in accordance with the Instrument Express Customer Agreements as follows:

                   (a) Delivery and Retrieval. SRI shall deliver the Surgical CaseCart to the Customers and retrieve the used reusable surgical products for reprocessing and sterilization.

                   (b) Reprocessing. SRI shall reprocess the reusable products that are included in the Surgical CaseCart. SRI is responsible for sterilization and cleaning of instruments. SRI will validate the cleaning and sterilization protocol.

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                   (c) Order Processing. SRI shall provide the staff necessary to accept orders from potential Customers.

               (2) Exclusivity. Aesculap shall be the sole supplier of all surgical instruments used in connection with any Instrument Express Program. SRI and its Subsidiaries shall not offer or provide to any Customer surgical instruments that have not been supplied to SRI by Aesculap pursuant to this Agreement. SRI may use surgical instruments supplied by another supplier if Aesculap notifies SRI that it cannot supply comparable instrument.

           (b) Aesculap's Obligations. Aesculap shall have the following obligations in connection with the performance of the Surgical Express Program:

               (1) Instruments. Aesculap shall use commercially reasonable efforts to provide all of SRI's requirements for instruments under the Instrument Express Customer Agreements and shall promptly notify SRI if it is unable to do so.

               (2) Repair Service. Aesculap shall provide an instrument repair service for Aesculap Products and Non-Aesculap Supplied Products that includes an arrangement to furnish SRI with a supply of replacement instruments for use by Customers while Aesculap processes repairs. An SRI representative shall inspect the instruments supplied by Aesculap and shall deliver any such instruments that may be in need of repair to Aesculap's repair center in St. Louis. Aesculap will provide all repairs promptly and in a workmanlike manner. All repairs shall be performed at Aesculap's expense unless the need for such repair was caused by SRI, its Affiliates or their respective representatives. From time to time, based on the mutual agreement of the parties, Aesculap shall, at its expense, provide replacement Aesculap Products and Non-Aesculap Supplied Products and components of such products required for field repairs at SRI's facilities or to maintain inventory levels required under the Surgical Express Customer Agreements and future Instrument Express agreements

               (3) Reprocessing Protocol. Aesculap shall provide SRI with the cleaning, sterilization, and validation protocol for the Aesculap Products and the Non-Aesculap Supplied Products, and shall also provide, when requested by SRI, reasonable training and technical support to SRI with respect to reprocessing of those products.

               (4) Non-Aesculap Supplied Products. To the extent Customers either specifically request surgical instruments other than Aesculap Products or request surgical instruments that are not available from Aesculap, Aesculap will use commercially reasonable efforts to supply such surgical instruments for inclusion in the Instrument Express Program . SRI may use surgical instruments supplied by another supplier if Aesculap notifies SRI that it cannot supply a comparable instrument.

               (5) Exclusivity. During the Term, Aesculap shall not anywhere in the Primary Marketing Area offer Aesculap Products in connection with a program similar to the Instrument Express Program or the PCMS Services, except through its arrangements with SRI under this Agreement.

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     2.2.  PCMS Services.

           (a) Aesculap's Obligations. Aesculap shall provide Customers surgical instruments and other standard PCMS Services in accordance with the PCMS Customer Agreement for the PCMS Services, including the maintenance, repair, and replacement of surgical instruments.

           (b) SRI's Obligations. At the request of Aesculap, SRI shall be responsible for the inspection on a routine basis and, to the extent necessary, the coordination with Aesculap of the repair and or replacement of surgical instrument sets provided to Customers under the PCMS Services in accordance with the PCMS Customer Agreements, for those Customers solicited by SRI under the Agreement.

3.   MARKETING

     3.1. Joint Marketing Efforts. The parties shall use commercially reasonable efforts to market the Instrument Express Program and PCMS Services to their customers and prospects in accordance with the marketing plan described on Attachment F, as modified from time to time by mutual agreement of the the parties (the "Marketing Plan"). Each party shall advise the other party of all leads, inquiries, and other prospects for the sale or other disposition of the Instrument Express Program and PCMS Services. Each of Aesculap and SRI will make available its personnel to provide sales, technical, clinical, and sales operations support, and to otherwise assist the other party with the sales process, all in accordance with the Marketing Plan. Unless otherwise agreed to by the Steering Committee, SRI shall market the Instrument Express and PCMS Program only within the Primary Marketing Area.

     3.2. SRI Marketing License. Aesculap grants to SRI a non-exclusive, non-transferable, royalty-free, fully paid-up right and license, during the Term and the applicable wind down period, if any, to market, advertise and promote (a) Aesculap Products in connection with the marketing, sale or other distribution of the Instrument Express Program and (b) PCMS Services. SRI shall not take any action that could impair or otherwise diminish the reputation of Aesculap, Aesculap Products or the PCMS Services.

     3.3. Aesculap Marketing License. SRI grants to Aesculap a non-exclusive, non-transferable, royalty-free, fully paid-up right and license, during the Term and the applicable wind down period, to market, advertise and promote Instrument Express Products and Services in connection with the marketing, sale or other distribution of the Instrument Express Program. Aesculap shall not take any action that could impair or otherwise diminish the reputation of SRI or Surgical Express Products and Services.

     3.4. Marketing Expenditures. Unless the parties otherwise agree in writing, each party shall pay and be solely responsible for its respective marketing expenditures incurred in connection with the promotion of the Instrument Express Program and PCMS Services, including the payment of sales bonuses and commissions associated with the Customer Agreements and the revenue provided under them.

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     3.5.  Advertising.

           (a) Instrument Express Program. Neither party shall publish or use any sales, marketing or promotional literature relating to the Instrument Express Program ("Instrument Express Advertising") without the Steering Committee's written consent, which consent shall not be unreasonably withheld or delayed. Once approved, Instrument Express Advertising may be repeated without additional approval of the Steering Committee, unless the Steering Committee revokes its approval upon a minimum of five (5) business days' advance written notice. The parties acknowledge and agree that all current Surgical Express Advertising is acceptable to both parties. If the Steering Committee is unable to agree upon any new Instrument Express Advertising, such Instrument Express Advertising shall not be used in connection with the marketing or sale of the Instrument Express Program. Neither Aesculap nor SRI shall make any warranties or representations with respect to the other party's products or services, except as expressly approved in writing by the other party.

           (b) PCMS Services. SRI shall not publish or use any sales, marketing or promotional literature relating to PCMS Services ("PCMS Advertising") without Aesculap's written consent. Once approved, PCMS Advertising may be repeated by SRI without additional approval of Aesculap, unless Aesculap revokes its approval upon a minimum of five (5) business days' advance written notice. SRI shall make no warranties or representations with respect to PCMS Services, except as expressly approved in writing by Aesculap.

     3.6. Promotional Materials. Each party shall furnish to the other party, free of charge, reasonable quantities of promotional materials pertaining to the first party's products and services under this Agreement.

4.   CUSTOMER CONTRACTS

     4.1.  Customer Agreements.

           (a) Instrument Express Program. SRI shall enter into all contracts with Customers with respect to the Instrument Express Program. Unless otherwise agreed by the parties, Aesculap shall not be a party to any Customer Agreement for the provision of Instrument Express Products and Services. The parties will cooperate to develop standard forms of Customer Agreements to use in selling Instrument Express Program, which will describe the products and services to be provided, delivery and payment arrangements, and other terms and conditions. SRI may enter into Customer Agreements for the Instrument Express Program without approval by Aesculap, unless the Customer Agreement materially differs from the form agreement attached hereto as Attachment G. In addition, unless otherwise agreed by Aesculap, SRI shall not enter into any agreement for the Instrument Express Program that does not contain pricing terms that are within the parameters set forth in the Pricing/Procedure Guidelines or are otherwise acceptable to SRI and Aesculap. If SRI and Aesculap are not able to agree on the pricing terms for an Instrument Express Customer Agreement, the matter shall be referred to the Steering Committee for resolution.

           (b) PCMS Services. Aesculap shall enter into all contracts with Customers with respect to PCMS Services. Unless otherwise agreed by the parties, SRI shall not be a party

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to any Customer Agreement for the provision of PCMS Services. Aesculap will establish the pricing for PCMS Services based upon Aesculap's pricing guidelines in effect from time to time.

5.   BILLING AND COLLECTION

     5.1. Instrument Express Program. SRI shall provide all billing and collection services associated with the Instrument Express Program. SRI will bill Customers for all lost or damaged Aesculap Products or Non Aesculap Supplied Products under the Instrument Express Program that are lost or suffer damage because of the Customers' misuse or neglect (but not because of ordinary wear and tear). If SRI decides not to bill a Customer for lost or damaged products, then SRI will pay to Aesculap an amount equal to Aesculap's cost to replace such products.

     5.2. PCMS Services. Aesculap shall provide all billing and collection services associated with PCMS Services.

6.   SHARING ARRANGEMENT

     6.1.  Instrument Express Program Revenue.

           (a) Within sixty (60) days after each month during the Term, SRI shall pay to Aesculap an amount for the Instrument Express Programs provided under Instrument Express Customer Agreements (other than Lap Express Customer Agreements) based upon the prices established pursuant to Section 4.1 hereof, during the prior month, less any sales or excise taxes that SRI bills, collects, and pays to taxing authorities.

           (b) Within sixty (60) days after each month during the Term, SRI shall pay to Aesculap an amount based upon Schedule 6.1(b) for the Surgical Express Programs provided under any Lap Express Customer Agreements, during the prior month, less any sales or excise taxes that SRI bills, collects, and pays to taxing authorities.

           (c) At the time of each payment under Section 6.1(a), SRI shall provide Aesculap with a detailed, complete and accurate written statement specifying those items upon which SRI bases its calculations of payment, including a listing by Customer of the revenue and procedure counts for the subject month (a "Payment Statement").

     6.2.  PCMS Services.

           (a) Within sixty(60) days after each month during the Term, Aesculap shall pay to SRI an amount equal to thirty percent (30%) (the "PCMS Percentage") of the PCMS Profits realized by Aesculap with respect to PCMS Customer Agreements during the prior month.

           (b) At the time of each payment under Section 6.2(a), Aesculap shall provide SRI with a Payment Statement with respect to the items on which Aesculap bases its calculations of payment.

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     6.3.  Late Charges. Any amounts not paid when due under this Agreement shall accrue interest from the due date until paid in full at a rate equal to one percent (1%) per month or part thereof (or the maximum amount permitted by applicable law, if less).

     6.4.  Record Keeping and Audit.

           (a) Each of SRI and Aesculap shall maintain complete and accurate accounting books and records in such detail, form and scope as is consistent with good business practice to support and document all of such party's Payment Statements and any amounts payable by it to the other party under this Section 6.

           (b) Each party shall have the right to review and audit the books and records of the other party for the purpose of verifying the accrual and payment of any amounts payable under this Agreement. If either party desires to exercise any such audit right, then such party (the "Auditing Party") shall furnish the other party (the "Audited Party") with ten (10) business days' prior written notice thereof. The Auditing Party shall advise in writing the Audited Party of the results of the audit. If the Auditing Party determines that it has been underpaid, then the parties shall negotiate in good faith to determine whether or not additional payment is appropriate. If the parties are unable to agree as to whether or not additional payment is appropriate within thirty (30) days after the Auditing Party has advised the Audited Party of the results of the audit, then the parties shall submit the matter to arbitration in accordance with the provisions of Section 15.4. Each party shall be limited to one (1) audit per calendar year during the Term, and to one (1) additional audit at any time within the two (2) year period following the expiration or earlier termination of the Term (or following any wind-down period described in Section 13.3).

     6.5.  Adjustment Procedures.

           (a) Instrument Express Program. In the event that the Gross Profit Margin derived by Aesculap is less than thirty-eight percent (38%), or the Gross Profit Margin derived by SRI is less than twenty-eight percent (28%), for any calendar year throughout the Term, the party that has experienced the Gross Profit Margin shortfall shall have the right, upon written notice to the other party within sixty (60) days following the end of such calendar year (the "Completed Measurement Period"), to cause the other party to enter into good faith discussions and negotiations regarding a fair and equitable adjustment to Pricing/Procedure Guideline for the new or renewed Instrument Express Program (a "Percentage Adjustment") for the calendar year immediately following such Completed Measurement Period. No Percentage Adjustment shall be effective and binding upon the parties hereto unless the Percentage Adjustment has been agreed to in writing by both SRI and Aesculap; provided, however, if SRI and Aesculap are unable to agree upon a fair and equitable Percentage Adjustment within forty-five (45) days following the commencement of discussions and negotiations with respect thereto, at the written request of either party, the parties shall submit the matter to binding arbitration to determine a fair and equitable Percentage Adjustment, if any, and the resulting Gross Profit Margin that each party would derive after such Percentage Adjustment. The arbitration shall be conducted by a panel of three (3) arbitrators having sufficient industry experience and qualifications and reasonably satisfactory to both SRI and Aesculap. The arbitrators shall have the right to conduct such investigation of the respective books and records of each of Aesculap (on a non-

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consolidated basis, not including the financial information of any Affiliates of
Aesculap) and SRI in connection with its determination of the Percentage Adjustment. The determination by the arbitrators shall be based upon such factors that the arbitrator deems relevant in connection therewith including, without limitation, (a) the parties intended for Aesculap to derive a Gross Profit Margin of not less than forty-five (45%) (on a non-consolidated basis) and SRI to derive a Gross Profit Margin of not less than thirty-five percent (35%) for the Instrument Express Products and Services, (b) the Gross Profit Margin of the parties prior to any request for a Percentage Adjustment hereunder, (c) the change, if any, in the market in the Territory for the Instrument Express Program, and (d) any changes in circumstances that have resulted in the Percentage Adjustment request hereunder, including whether those changes were temporary or long-term. If SRI and Aesculap are unable to agree upon mutually satisfactory arbitrators to resolve their disagreement regarding a fair and equitable Percentage Adjustment, such arbitrator shall be selected pursuant to and in accordance with the procedures established by the American Arbitration Association. Any agreement between SRI and Aesculap with respect to a Percentage Adjustment hereto, whether by mutual agreement or in accordance with the arbitration procedures established hereby, shall be set forth in an addendum to this Agreement, which shall be reasonably satisfactory to SRI and Aesculap If the Arbitrators determine that after any proposed Percentage Adjustment, the Gross Profit Margin derived by Aesculap would be less than thirty percent (30%), or the Gross Profit Margin derived by SRI would be less than twenty percent (20%), then the party experiencing the shortfall shall have the right for a period of sixty (60) days after the final determination of the Arbitrator to provide the other party with written notice of the termination of the Agreement. The termination shall be effective one (1) year from the date of such notice to the other party.

           (b) PCMS Services. In the event that the PCMS Profit Margin derived by Aesculap is less than forty percent (40%) for any calendar year throughout the Term, Aesculap shall have the right, upon written notice to SRI within sixty
(60) days following the end a Completed Measurement Period to cause SRI to enter into good faith discussions and negotiations regarding a a fair and equitable adjustment to the PCMS Percentage (a "PCMS Percentage Adjustment") for the calendar year immediately following such Completed Measurement Period. No PCMS Percentage Adjustment shall be effective and binding upon the parties hereto unless the PCMS Percentage Adjustment has been agreed to in writing by both SRI and Aesculap; provided, however, if SRI and Aesculap are unable to agree upon a fair and equitable PCMS Percentage Adjustment within forty-five (45) days following the commencement of discussions and negotiations with respect thereto, at the written request of either party, the parties shall submit the matter to binding arbitration to determine a fair and equitable PCMS Percentage Adjustment, if any, and the resulting PCMS Profit Margin that Aesculap would derive after such PCMS Percentage Adjustment. The arbitration shall be conducted by a panel of three (3) arbitrators having sufficient industry experience and qualifications and reasonably satisfactory to both SRI and Aesculap. The arbitrators shall be have the right to conduct such investigation of the respective books and records of each of Aesculap (on a non-consolidated basis, not including the financial information of any Affiliates of Aesculap) and SRI in connection with its determination of the PCMS Percentage Adjustment. The determination by the arbitrators shall be based upon such factors that the arbitrator deems relevant in connection therewith including, without limitation,
(a) the parties intended for Aesculap to derive a PCMS Profit Margin of not less than forty percent (40%) for the PCMS Services, (b) the PCMS Profit Margin of Aesculap prior to any request for a Percentage

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Adjustment hereunder, (c) the change, if any, in the market for PCMS Services and (d) any changes in circumstances that have resulted in the PCMS Percentage Adjustment request hereunder including whether those changes were temporary or long-term. If SRI and Aesculap are unable to agree upon mutually satisfactory arbitrators to resolve their disagreement regarding a fair and equitable PCMS Percentage Adjustment, such arbitrators shall be selected pursuant to and in accordance with the procedures established by the American Arbitration Association. Any agreement between SRI and Aesculap with respect to a PCMS Percentage Adjustment hereto, whether by mutual agreement or in accordance with the arbitration procedures established hereby, shall be set forth in an addendum to this Agreement, which shall be reasonably satisfactory to SRI and Aesculap. If the Arbitrators determine that the PCMS Profit Margin derived by Aesculap from the sale of the PCMS Services in the Territory is less than 30%, Aesculap shall have the right for a period of sixty (60) days after the final determination of the Arbitrator to provide SRI with written notice of the termination of the Agreement. The termination shall be effective one (1) year from the date of such notice to SRI.

7.   STEERING COMMITTEE

     7.1. Purpose. SRI and Aesculap shall form a committee that shall be responsible for making certain decisions regarding the Instrument Express Program and PCMS Services, including certain decisions regarding pricing and sales and marketing (the "Steering Committee").

     7.2. Composition. The Steering Committee shall consist of four (4) members. Each party shall have the right to appoint two representatives to the Steering Committee. The representatives of SRI initially shall be Charles Pope and Mike Lufkin. The representatives of Aesculap initially shall be Dirk Kuyper and David Swanson. Either party may replace its representatives on the Steering Committee at any time upon written notice to the other party.

     7.3. Meetings. The Steering Committee shall meet, in person or by teleconference, at least once per calendar quarter throughout the Term.

     7.4. Action. Any actions of the Steering Committee, including the approval of any action to be taken by any party, shall only be effective if in writing and signed by at least one representative of SRI and one representative of Aesculap.

     7.5.  Pricing.

           (a) The Steering Committee shall approve any necessary changes or additions to the Pricing/Procedure Guidelines as a result of the addition of new products or procedures or changes to existing products or procedures.

           (b) If SRI and Aesculap refer an Instrument Express Customer Agreement to the Steering Committee because the parties are not able to agree on the pricing terms for such Customer Agreement, then the Steering Committee shall be responsible for setting the pricing terms for such Agreement.

           (c) Aesculap shall consult with the Steering Committee with respect to changes to the pricing for PCMS Services.

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     7.6.  Sales and Marketing. The Steering Committee shall annually review the sales and marketing efforts of the parties to confirm that the activities of SRI and Aesculap are consistent with the expectations set forth in the Marketing Plan.

     7.7. Advertising. The Steering Committee shall review all Surgical Express Advertising that either SRI or Aesculap proposes to use and shall determine whether to approve such advertising, such approval not to be unreasonably withheld.

     7.8. Arbitration. Any action upon which the Steering Committee is unable to agree may be submitted to arbitration by either SRI or Aesculap in accordance with the provisions of Section 15.4 of this Agreement.

8.   ON-SITE MANAGEMENT SERVICES

     8.1. General. From time to time throughout the Term, either party may provide the other party with the opportunity to jointly provide on-site management services to acute and non-acute care facilities in the Territory. The failure of a party to provide the other party with an opportunity to provide on-site management services or failure of the parties to agree upon the terms and conditions of any on-site management services shall not constitute a breach of this Agreement.

     8.2. Sharing Arrangement. In the event that the parties determine to jointly provide on-site management services to an acute or non-acute care facility, the parties shall determine at such time the terms and conditions pursuant to which the revenues or gross profits associated with such services shall be shares between the parties.

9.   TRADEMARKS

     9.1. SRI Trademarks. To the extent reasonably required for Aesculap to perform its obligations under this Agreement, SRI grants to Aesculap a nonexclusive, nontransferable, nonassignable license during the Term and the applicable wind down period, if any to use SRI's logos, copyrights, tradenames, servicemarks and trademarks (the "SRI Marks"). Aesculap shall use the SRI Marks only in the form and manner specified or approved by SRI in writing. Aesculap shall not alter, modify, dilute, or otherwise misuse the SRI Marks, and will do nothing inconsistent with SRI's ownership of the SRI Marks. Nothing in this Agreement conveys to Aesculap any right, title or interest in or to any SRI Mark, other than an express right to permissively use such marks solely for purposes of Aesculap's performance of its obligations under this Agreement. Aesculap shall submit to SRI all materials and documentation that it compiles that incorporate all or part of the SRI Marks, including any and all Instrument Express Advertising, for review and approval in accordance with the procedures set forth in Section 3.5. When reasonably requested by SRI, Aesculap shall provide SRI with copies of materials and documentation compiled by Aesculap that incorporate all or part of the SRI Marks for the purpose of monitoring Aesculap's compliance with the terms of this Agreement. Aesculap shall not use the SRI Marks in any manner that, directly or indirectly, detracts from their value and reputation.

     9.2. Aesculap Trademarks. To the extent reasonably required for SRI to perform its obligations under this Agreement, Aesculap grants to SRI a nonexclusive, nontransferable, nonassignable license during the Term and the applicable wind down period, if any to use Aesculap's logos, copyrights, tradenames, servicemarks and trademarks (the "Aesculap Marks"). SRI shall not alter, modify, dilute, or otherwise misuse the Aesculap Marks, and will do nothing inconsistent with Aesculap's ownership of the Aesculap Marks. Nothing contained in this Agreement conveys to SRI any right, title or interest in or to any Aesculap Mark other than an express right to permissively use such marks solely for purposes of SRI's performance of its obligations under this Agreement. SRI shall submit to Aesculap all materials and documentation that it compiles that incorporate all or part of the Aesculap Marks, including any and all Instrument Express Advertising and PCMS Advertising, for review and approval in accordance with the procedures set forth in Section 3.5. When reasonably requested by Aesculap, SRI shall provide Aesculap with copies of materials and documentation compiled by SRI that incorporate all or part of Aesculap Marks for the purpose of monitoring SRI's compliance with this Agreement. SRI shall not to use Aesculap Marks in any manner that, directly or indirectly, detracts from their value and reputation.

     9.3. Ownership. The logos, copyrights, tradenames, servicemarks and trademarks related to (i) Aesculap Products and PCMS Services are and will remain the sole property of Aesculap and (ii) Surgical Express Products and Services are and will remain the sole property of SRI. SRI owns all rights to, and may pursue a trademark for, the name "Instrument Express."

     9.4. Rights on Termination/Expiration. On termination or expiration of this Agreement and the wind down period contemplated in Section 13.3, each party shall not further use the logos, copyrights, tradenames, servicemarks and trademarks of the other party for any purpose, or employ or use any logo, copyright, tradename, servicemark or trademark that suggests an existing relationship between the parties, or that is likely to cause confusion with the logos, copyrights, tradenames, servicemarks or trademarks of the other party.

10.  WARRANTIES AND INDEMNIFICATION.

     The parties will be providing products and services that constitute separate components of the Instrument Express Program or the PCMS Services Each party desires to clearly identify its warranty responsibilities for its products and services and to indemnify the other party for liabilities that arise from its products' use by the Customers or from its services. These covenants are intended solely for the benefit of the other party. Nothing in this section expands a party's warranty or indemnity responsibility to the Customers or any other person not a party to this Agreement.

     10.1. SRI Warranties. SRI warrants and represents to Aesculap as of the date of this Agreement and for the Term of this Agreement as follows:

           (a) SRI has full authority to enter into this Agreement and carry out its obligations under this Agreement. SRI's performance of its obligations under this Agreement will not materially violate any contractual arrangement or other legal obligation of SRI.

           (b) SRI has the legally enforceable right to use all technology to be used by SRI in connection with the products and services to be supplied by SRI pursuant to this

Agreement, whether patented or unpatented, and the use of such technology does not materially violate any agreement, instrument or understanding, oral or written, to which it is a party.

           (c) SRI is the sole and exclusive owner of the products to be supplied by SRI pursuant to this Agreement. To the best of SRI's knowledge, the products and services to be supplied by SRI under this Agreement do not incorporate or infringe upon any copyright, patent, trademark, service mark, trade name, idea, process, know-how, development, invention, technology, or any other form of intellectual property (collectively "Intellectual Property") that SRI does not own or license.

           (d) SRI's products delivered to the Customers pursuant to this Agreement will, at the time of delivery to Customers, conform to, and perform in accordance with, the specifications for such products and be free from defects in material and workmanship.

           (e) SRI's products delivered to Customers pursuant to this Agreement will be manufactured in compliance in all material respects with applicable local, state and federal laws and regulations, including without limitation those of the FDA, and have all applicable 510(k) and other approvals.

           (f) SRI's services to be provided under this Agreement will be performed with the standards of care, skill, and diligence normally provided by professionals or experts in the performance of such services or similar services and in a lawful manner and in compliance in all material respects with applicable federal, state and local laws and regulations including without limitation those of the FDA.

           (g) SRI's conduct will preserve, protect, enhance, and maintain the trade, business, and goodwill of the other party and not be inimical or in any way contrary to the best interests of Aesculap.

           (h) SRI's warranties and representations under this Agreement do not apply to any nonconformity or defect caused by (1) the operation of any product by any person or entity other than SRI in excess of its rated or specified limits or capabilities; (2) misuse, abuse or negligent operation of any product by any person or entity other than SRI; or (3) unauthorized product modification by any person or entity other than SRI.

     10.2. Aesculap's Warranties. Aesculap warrants and represents to SRI as of the date of this Agreement and for the Term of this Agreement as follows:

           (a) Aesculap has full authority to enter into this Agreement and carry out its obligations under this Agreement. Aesculap's performance of its obligations under this Agreement will not materially violate any contractual arrangement or other legal obligation of Aesculap.

           (b) Aesculap has the legally enforceable right to use all technology to be used by Aesculap in connection with the Aesculap Products and the services to be supplied by Aesculap pursuant to this Agreement, whether patented or unpatented, and the use of such technology does not materially violate any agreement, instrument or understanding, oral or written, to which it is a party.

           (c) Aesculap is the sole and exclusive owner of the Aesculap Products to be supplied by Aesculap pursuant to this Agreement. To the best of Aesculap's knowledge, the Aesculap Products and the services to be provided by Aesculap pursuant to this Agreement do not incorporate or infringe upon any Intellectual Property that it does not own or license.

           (d) Aesculap Products delivered to the Customers pursuant to this Agreement will, at the time of delivery, conform to and perform in accordance with specifications for such products, and be free from defects in material and workmanship.

           (e) Aesculap extends to SRI the benefit of and will service the warranties received from suppliers of the Non-Aesculap Supplied Products, which will include at a minimum a warranty that those products will, at the time of delivery to SRI pursuant to this Agreement, conform to and perform in accordance with their specifications, and be free from defects in material and workmanship.

           (f) Aesculap Products delivered to the Customers pursuant to this Agreement will be manufactured in compliance in all material respects with applicable local, state and federal laws and regulations, including without limitation those of the FDA, and have all applicable 510(k) and other approvals.

           (g) Aesculap's services to be provided under this Agreement will be performed with the standards of care, skill, and diligence normally provided by professionals or experts in the performance of such services or similar services and in a lawful manner and in compliance with applicable federal, state and local laws and regulations including without limitation those of the FDA.

           (h) Aesculap's conduct will preserve, protect, enhance, and maintain the trade, business, and goodwill of the other party and not be inimical or in any way contrary to the best interests of SRI.

           (i) Aesculap's warranties and representations under this Agreement do not apply to any nonconformity or defect caused by (1) operation of any product by any person or entity other than Aesculap in excess of its rated or specified limits or capabilities; (2) misuse, abuse or negligent operation of any product by any person or entity other than Aesculap; or (3) unauthorized product modification by any person or entity other than Aesculap.

     10.3. The warranties of the parties set forth above address current and future performance and apply for as long as the applicable products are in use. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND EXPRESSED OR IMPLIED WITH RESPECT TO ANY PRODUCTS OR SERVICES HEREUNDER. Each party will promptly notify the other party of any of its violations of the foregoing warranties of which it has knowledge or which are asserted by a Customer or a third party with respect to the Instrument Express Program or the PCMS Services.

     10.4. Indemnification.

           (a) Generally. Each party shall indemnify the other party, its Affiliates, and its successors and permitted assigns, and any of its officers, directors, employees, representatives, and/or agents, and hold them harmless from all costs, loss, claims, damage, expense, liabilities, and judgments (including premiums for bonds, reasonable fees for experts and investigators, and all reasonable legal fees, costs, and expenses) incurred by the other party as a result of a third party claim arising out of or relating to (i) a breach of warranty, (ii) failure to comply with this Agreement, (iii) willful misconduct, or (iv) negligent acts or omissions of the indemnifying party.

           (b) Infringement Indemnification.

               (1) In the event that any aspect of the products or services supplied by SRI under this Agreement become the subject of an Intellectual Property infringement claim, action, or proceeding, SRI shall, at its expense and SRI's option, (i) obtain a license that would permit Aesculap and all affected Customers to exercise those rights granted to them under this Agreement or under Customer Agreements, as the case may be, (ii) modify the allegedly infringing products or services to render them non-infringing, (iii) replace the allegedly infringing products or services with non-infringing products or services or (iv) cease offering such products or services under this Agreement. In addition, the claimed Intellectual Property infringement will be a claim subject to indemnification under subsection (a) above.

               (2) In the event that any aspect of the Aesculap Products or the services supplied by Aesculap under this Agreement become the subject of an Intellectual Property infringement claim, action, or proceeding, Aesculap shall, at its expense and Aesculap's option, (i) obtain a license that would permit the other party and all affected Customers to exercise those rights granted to them under this Agreement or under Customer Agreements, as the case may be, (ii) modify the allegedly infringing products or services to render them non-infringing, (iii) replace the allegedly infringing products or services with non-infringing products or services or (iv) cease offering such products or services under this Agreement In addition, the claimed Intellectual Property infringement will be a claim subject to indemnification under subsection (a) above.

           (c) Product Liability and Other Damage Indemnity. The claims subject to indemnity under subsection (a) will include (i) a defect or alleged defect in the products and services provided by the indemnifying party under a Customer Agreement and covered by the above indemnity, including without limitation defects relating to manufacturing, improper testing, design, quality of service, or any breach of warranty regarding the products and services or any component of them, (ii) misrepresentations made by the indemnifying party in connection with the promotion, marketing, sale, distribution, use, safety, or efficacy of the products and services, (iii) the content of any labeling, inserts, instruction manuals, or Advertising supplied or compiled by the indemnifying party, or (iv) any Recall taken with respect to an indemnifying party's products and services.

     10.5. Liability Limitation. Neither party will be responsible for loss of or damage to the other party's products following delivery to the Customer. ABSENT A WILLFUL OR INTENTIONAL BREACH OF THIS AGREEMENT OR A THIRD PARTY INDEMNIFICATION OBLIGATION PURSUANT TO SECTION 10.4, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INCIDENTIAL, CONSEQUENTIAL, SPECIAL

OR INDIRECT DAMAGES INCLUDING WITHOUT LIMITATION, LOST BUSINESS, PROFITS OR DAMAGES ARISING FROM LOSS OF GOODWILL.

11.     INSURANCE

              Commencing with the Effective Date and until the expiration of the most remote statute of limitations for any claim that might arise under this Agreement, each party shall maintain at its own expense comprehensive general liability insurance for bodily injury, death and/or property damage (including coverages for product liability, completed operations, contractual liability and personal injury liability) in the amount of Two Million Dollars ($2,000,000) for any damages resulting from its acts or omissions, or its employees or agents under this Agreement. In addition, each party shall maintain during this same period Workers' Compensation insurance in the amount of One Million Dollars ($1,000,000) or such other amount(s) that are required by law, whichever is greater, together with automobile liability insurance with minimum coverages of $350,000 general liability and $350,000 property damage. Each party shall furnish to the other party certificates evidencing these policies on execution of this Agreement and arrange for the other party to receive thirty (30) days' prior notice of any termination or cancellation of any of these policies.

12.     REGULATORY MATTERS

        12.1. Regulatory Compliance. Each party shall take all necessary action to comply with applicable FDA and other federal, state and local requirements in connection with the manufacture, sale, distribution and provision of its products and its furnishing of services under this Agreement. These obligations include without limitation compliance with the applicable sections of the Quality System Regulation (21 C.F.R. Part 820). Each party shall possess a Quality Assurance System that adheres to applicable laws, rules, and regulations, including without limitation the practices and regulations of the FDA (including without limitation the applicable sections of the current Quality System Regulations as expressed in 21 C.F.R. Part 820 and Pre-Market Notification Procedures of 21 C.F.R. Part 807, Subpart E).

        12.2. Notification of Defects. Each party shall promptly notify the other party via telecopy and in writing should it become aware, through a Customer complaint or otherwise, of any defect or condition which may render all or any component part of the Surgical or Instrument Express Program or PCMS Services in violation of a law or regulation.

        12.3. Recalls and Field Corrective Actions. In the event that any defect in any products provided under the Instrument Express Program or the products provided in connection with the PCMS Services or any regulatory or government action requires that all or part of the Instrument Express Pack be recalled, destroyed, withheld from the market, or subjected to field corrective action (a "Recall"), the party that was the proximate cause of such Recall shall immediately notify the other party and bear the responsibility of the Recall and shall reimburse the other party for any actual costs incurred by such party in connection with such Recall. The other party shall reasonably assist such party in carrying out the Recall at the originating party's request, cost, and expense.

        12.4. Complaints. Each party shall forward complaints regarding the Instrument Express Program and the PCMS Services to the other party. The party originating pertinent product shall conduct a complete and documented investigation and shall resolve such complaints in accordance with the requirements for complaint handling as promulgated by the FDA in the then current published Quality System Requirements (21 C.F.R. Part 820) or any other applicable law, rule, or regulation. Each party will make reasonable efforts to assure that its complaint investigations are performed and completed promptly within ninety (90) days from its receipt of the complaint, and to the extent that a party will not complete its investigation within that time period, the party shall furnish a written explanation of the delay to the other party. If as a result of an investigation a change in any products provided under the Instrument Express Program or PCMS Services is necessary, the responsible party shall perform, document, and validate the change and provide the information to the other party at no charge. Each party shall notify the other party immediately of any claims that it receives of defects in its products or services that constitute part of the Instrument Express Program or the PCMS Services. If party is presented with a possible Medical Device Report ("MDR") event involving the provision of or failure to provide a component of a Surgical or Instrument Express Program or a product in connection with the PCMS Services, the party originating the applicable product shall bear the responsibility for evaluation and, if necessary, submission of all information required under the applicable MDR Regulation, as set forth in 21 C.F.R. Part 803. Prior any such submission, the responsible party shall to the extent possible provide the other party with a complete copy of the MDR and any other information to be submitted by responsible party to the FDA, for the other party's review and approval.

        12.5. Audits. Each party will have the right (at its own expense) to perform a commercially reasonable audit of the other party's compliance with applicable FDA rules and regulations (including without limitation the applicable sections of the then-current published Quality System Requirements (21 C.F.R. Part 820) and MDR Regulations (21 C.F.R. Part 803)) and any other applicable laws, rules, and/or regulations with respect to a Instrument Express Program and associated services and the PCMS Services during normal business hours, with reasonable prior notice to the applicable party and subject to
Article 14 (Confidentiality). At a minimum, (i) the party's facility being audited must be operational during the audit, (ii) the auditing party must receive access to the batch history records of audited party's products and services used in the Instrument Express Program and the PCMS Services, to the extent applicable, and (iii) the auditing party must be permitted to conduct audits of the other party which comply with the applicable sections of the then-current published Quality System Requirements (21 C.F.R. Part 820) and any other applicable laws, rules, and regulations. The parties shall cooperate with each other to arrange such visits at mutually convenient times. In addition, a party's personnel may periodically travel to the other party's facilities to observe testing and validation activities, receive information with respect thereto (subject to Section 14 --Confidentiality), and ensure that products and services are being tested in accordance with established practices.

13.     TERM AND TERMINATION.

        13.1. Term. This Agreement shall be effective for an initial term of ten
(10) years (the "Initial Term") or until earlier terminated by a party in accordance with this section, provided that all rights and obligations accrued by the expiration or termination date will survive the expiration or termination of this Agreement. At the expiration of the Initial Term, this Agreement shall automatically be renewed for an additional five (5) year term (the "Renewal Term") unless, at least one (1) year prior to the expiration of the Initial Term, either party provides written notice to the other party that such party desires that the Agreement terminate upon the expiration of the Initial Term.

        13.2. Termination.

              (a) By Either Party. This Agreement may be terminated by a party immediately on notice if:

                  (1) The other party fails to make payments when due to the terminating party within thirty (30) days after written notice or neglects or fails to perform or observe any of its other material obligations under this Agreement, unless the condition is remedied within thirty (30) days after written notice has been given to the party.

                  (2) The other party breaches in a material respect a warranty or representation under this Agreement unless the breach is remedied within thirty (30) days after written notice has been given to the breaching party.

                  (3) The other party makes an assignment for the benefit of creditors or a petition under the Bankruptcy Code is filed by or against the other party (if an involuntary petition, the petition is not dismissed within sixty (60) days after it is filed) or a receiver is appointed for the business of the other party.

                  (4) The other party ceases doing business as a going concern or attempts to transfer or assign this Agreement in a manner that is not permitted herein.

        13.3. Effect of Termination. Upon termination or expiration, no party shall have any further responsibilities or obligations to the other party, except for obligations under Sections 1, 9 through 15 of this Agreement, payments owed to the other party prior to the termination of this Agreement, and the parties' continuing obligations to each other during any wind down period described below. Upon termination or expiration of this Agreement for any reason, (a) SRI shall not be entitled to any PCMS Profits realized after the termination of this Agreement, (b) subject to subparagraph (c) below, Aesculap shall not be entitled to any revenues received by SRI from any Instrument Express Customer Agreements entered into after the termination of this Agreement , and SRI shall fulfill the terms and obligations of current individual Instrument Express Customer Agreements through the applicable termination date on the terms set forth in this Agreement, after which time the Aesculap Products and the Non-Aesculap Supplied Products will be returned to Aesculap. SRI shall continue to remit payments to Aesculap in accordance with Section 6.1 and the parties shall continue to perform their respective obligations under the Agreement until the expiration of the last to expire of the individual Customer Agreements.

14.     CONFIDENTIALITY.

              During the term of this Agreement, the parties might furnish or make available to the other party proprietary or confidential information pertaining to their products, services, customers, technology, and business operations that is designated by name, trademark, or other appropriate text to be proprietary or confidential in nature ("Restricted Information"). All Restricted Information furnished or made available to the other party during the term of this agreement, however and whenever acquired, will remain the property of the party furnishing the information. Each party shall treat this information as strictly confidential, shall use it solely for the purposes contemplated by this Agreement, and shall not reveal, divulge, disclose, or duplicate any Restricted Information without the other party's written consent, except for the party's and its affiliates employees who need to know the information for purposes of carrying out the purposes of this Agreement (the "Permitted Parties"). However, the party receiving the Restricted Information shall direct the Permitted Parties who have access to the Restricted Information to treat it as strictly confidential, and shall indemnify the other party and hold it harmless from, any damage resulting from a breach of confidentiality caused by any of the Permitted Parties. The restrictions set forth in this Section 14 shall not apply to any information that (i) the receiving party proves was derived from information in the public domain, (ii) becomes a part of the public domain through no fault of the receiving party, (iii) the receiving party proves was in it possession prior to the disclosure of the information by the disclosing party, (iv) the receiving party acquires the information outside of the relationship between the parties to this Agreement from a third party that is under no obligation of confidence to a disclosing party; or (v) is proven to be independently developed by a receiving party. Each party shall return to the other party at the expiration of this Agreement (and the applicable wind down period) all Restricted Information that it received from the other party. Each party's specifications for its products and services are its exclusive property.

15.      MISCELLANEOUS.

         15.1. Relationship of the Parties. Neither party to this Agreement is an agent, partner, or legal representative of the other for any purpose, and neither party is authorized to assume or create, in writing or otherwise, an obligation of any kind in the name or on behalf of the other party. This Agreement is not to be construed to create a financial interest in the other party's business or to constitute a partnership or joint venture between the parties. This Agreement is for the benefit of its parties only, and no third party is a beneficiary of it.

         15.2. Execution. The parties may execute this agreement in counterparts. Each executed counterpart to this agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement.

         15.3. Legal. The validity, interpretation, construction and enforcement of this Agreement are governed by the laws of the State of Florida, excluding the laws of that State pertaining to the resolution of conflicts with laws of other jurisdictions.

         15.4. Arbitration. If any dispute between the parties arises under this Agreement, the parties shall use reasonable efforts to settle the dispute for at least 30 days. After that period, either party may submit the dispute may be submitted for arbitration, and the arbitration will be conducted before an arbitration panel in accordance with the Florida Arbitration Code. The arbitrator panel will consist of three arbitrators, who shall be selected by agreement of the parties, or failing agreement on the selection, they shall be selected in the manner determined by the American Florida Arbitration Association. Every arbitrator must be independent (not an officer, director, employee, affiliate, or shareholder of party) without any economic or financial interest of any kind in the outcome of the arbitration or in Aesculap, SRI, or any of their affiliates. The arbitration hearing will be held on such dates and at such times and place in Tampa Bay, Florida as the arbitration panel designates on 30 calendar days' advance notice to the parties. The decision of the arbitration panel will be binding and conclusive as to Aesculap and SRI, and on the pleading of any party, any court having jurisdiction may enter a judgment of any award rendered in arbitration, which may include an award of damages.

         15.5. Force Majeure. Neither party will be responsible for any delay, failure, or omission due to any cause that is beyond its reasonable control, is not due to its own negligence, and cannot be overcome with the exercise of commercially reasonable efforts, including, without limitation, war, riots, fires, floods, storms, lightning, epidemics, earthquakes, hostilities, labor disturbances, expropriation or confiscation of properties, interference by civil or military authorities, or acts of God.

         15.6. Notices. Except for oral requests and notices expressly authorized by this agreement, every notice, request, demand, consent, approval, and other communication required or permitted under this agreement will be valid only if it is given in writing (or sent by telecopy and promptly confirmed in writing), conspicuously marked "FOR IMMEDIATE ATTENTION," and addressed by the sender to the appropriate party at the address provided in the first paragraph of this Agreement and to the person's attention set forth below:

               (a) If to Aesculap:

                   Aesculap, Inc.
                   3773 Corporate Parkway
                   Center Valley, Pennsylvania 18034
                   ATTENTION:  Dirk Kuyper, Chief Operating Officer

               (b) If to SRI:

                   SRI / Surgical Express, Inc.
                   12425 Race Track Road
                   Tampa, FL  33626
                   ATTENTION: Charles Pope, Chief Financial Officer

or to such other address as a party designates by notice to the other party. A validly given notice, request, demand, consent, approval, or other communication will be effective on its receipt.

         15.7. Assignment; Subcontracting. Neither this Agreement nor the duties, rights and obligations hereunder are assignable by either party, without the other party's consent, which it may withhold at its sole discretion, and any unapproved assignment will be invalid and ineffective against the other party, except that either party may assign this Agreement to its Affiliates without the consent of the other party provided that the Affiliate executes an agreement agreeing to be bound by the terms, conditions and obligations under this Agreement. and SRI or Aesculap, as the case may be, remain obligated to perform the duties and obligations under this Agreement subsequent to any such assignment. . A party shall be deemed to have assigned this

Agreement in the event of (i) any transaction, including a stock sale, merger, combination, recapitalization or reorganization, in which the holders of such party's capital stock immediately prior to the transaction own, immediately after the transaction, less than fifty percent (50%) of the voting securities of the party or other entity surviving the transaction or (ii) the sale by such party of all or substantially all of its assets or substantially all of the assets relating to the PCMS Services or the Instrument Express Program, as the case may be (collectively, an "Acquisition"). Notwithstanding anything to the contrary in this Section 15.7, a party may assign this Agreement in connection with an Acquisition provided that the acquiring party (the "Acquiring Party") executes an agreement agreeing to be bound by the terms of this Agreement and provided further that such entity has the financial wherewithal to perform the obligations under this Agreement which in determining the same shall require, among other things that the financial condition of the acquiror immediately prior to such Acquisition is no less favorable than the financial condition of the party being acquired. Upon the occurrence of an Acquisition, if the acquiring party is a competitor of the party not being acquired, either party ( a "Competitive Acquisition"), shall have the right for a period of ninety (90) days following the consummation of the Competitive Acquisition, to terminate this Agreement upon two (2) years prior written notice to the other party. Following the completion of an Acquisition, the obligations contained in Sections 2.1(a)(2) and 2.1(b)(5), as the case may be, shall not be deemed to, or construed in any manner to, restrict or apply to the Acquiring Party; provided that the Acquiring Party shall not be entitled to use any of the assets or resources of the acquired party to (i) engage in activities that are precluded or prohibited under such Sections or (ii) offer or provide to third parties in the Territory off site reprocessing of surgical instruments. Notwithstanding the foregoing, the provisions of Section 2.1(a)(2) and 2.1(b)(5) shall remain in full force and effect for and with respect to the acquired party and its subsidiaries and any affiliates of such party that existed prior to the date of the Acquisition. . Neither party may subcontract any of its responsibilities under this Agreement to another person without the other party's prior approval.

         15.8. Successors and Assigns. This Agreement is binding on and inures to the benefit of, the respective assignees and the successors of each party, and all references to a party in this Agreement includes its permitted assignees or successors.

         15.9. Waiver. A delay, omission or course of dealing on the part of a party in exercising any right, power or remedy under this Agreement will not operate as a waiver of it and a single or partial exercise of any right, waiver or remedy under this Agreement does not preclude any further exercise of it or the exercise of any other right, power or remedy. A waiver, amendment, or modification of this Agreement would be valid and effective only if it is in writing and signed by both parties.

         15.10. Entire Agreement; Lap Express Agreement. This Agreement and the Attachments hereto record the final, complete and exclusive understanding of the parties to it with respect to the transactions contemplated by this Agreement (except for implied warranties arising under Florida's Uniform Commercial Code) and supersede any prior or contemporaneous agreement, understanding or representation, oral or written, by either of them. The Lap Express Agreement is hereby terminated and after the Effective Date of this Agreement, the parties shall not enter into any further Customer Agreements under the Lap Express Agreement. For purposes of this Agreement, the parties hereby agree that all of the terms and conditions contained in this Agreement including, the representations and warranties, indemnifications provisions and covenants, shall govern the respective rights, duties and obligations of the parties as it relates to the products and services provided by SRI and Aesculap under the Lap Express Agreement as if all such products and services were originally provided under this Agreement.

         15.11. Effectiveness. This Agreement will be effective as of March 1, 2003, when executed by the parties.

                            [Signature Page Follows]

                            Attachments and Schedules

Attachments and Schedule                             Description

         A                          Excluded Customer Agreements for PCMS
                                    Services (with expiration dates)

         B                          Gross Profit Margin Calculations

         C                          Existing Lap Express Customer Agreements

         D                          PCMS Profit Margin and PCMS Profits
                                    Calculations

         E                          Pricing Procedure Guidelines

         F                          Marketing Plan

         G                          Form of Customer Agreement

Schedule 6.1(b)                     Amounts Payable for Lap Express Customer
                                    Agreements

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first indicated above.

                                         SRI  / SURGICAL EXPRESS, INC.


                                         By:      /s/ Joseph A. Largey
                                             -------------------------
                                         Name:     Joseph A. Largey
                                               ---------------------------------
                                         Title:      Chief Executive Officer
                                                --------------------------------


                                         AESCULAP, INC.


                                         By:      /s/ Dirk Kuyper
                                             -----------------------------------
                                         Name:       Dirk Kuyper
                                               ---------------------------------
                                         Title:       Chief Operating Officer
                                                --------------------------------